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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 5                                                WASHINGTON, D.C. 20549
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/ / Check box if no longer               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.
    Form 4 or 5 obli-          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    gations may continue.        Section 17(a) of the Public Utility Holding Company Act of 1935 or
    See Instruction 1(b).                Section 30(f) of the Investment Company Act of 1940
/ / Form 3 Holdings Reported
/X/ Form 4 Transactions Reported
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                  Planet Zanett Inc., ZANE                          Director  X        10% Owner
Schiff          Andrew                                                                                       ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS Identification      4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
888 7th Ave., 29th floor                        Person, if an Entity       December 2001
                                               (Voluntary)                                     --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original             (Check applicable line)
 New York        NY             10022                                       (Month/Year)        X Form filed by one Reporting Person
-------------------------------------------                                                    ---
   (City)       (State)         (Zip)                                                             Form filed by more than one
                                                                                                  Reporting Person
                                                                                               ---
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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
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                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              (Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)

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Option to buy common stock
of ZANE                                $2.00/sh    11/17/01        A         100,000       -          (1)      11/17/11
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Explanation of Responses:

(1)   The option vests and becomes exercisable as to 33% of the option shares on each of December 31, 2001, 2002 and 2003.



                                                                                  /s/ Andrew Schiff                    4/2502
                                                                                  --------------------------------------------
**Intentional misstatements or omissions of facts constitute                      Andrew Schiff                          Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
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